FOR IMMEDIATE RELEASE         Contact-Guy T. Marcus       Barbara
Johnson
                              VP-Inv. Rel.                Media Rel.
                              (214) 978-2691              (713) 676-
                              8097


              BROWN & ROOT TO SELL ENVIRONMENTAL SERVICES BUSINESS
     DALLAS, Texas -- Halliburton Company (NYSE:HAL) announced today that its Brown & Root, Inc. subsidiary plans to sell its environmental services business, NUS Environmental. NUS Environmental provides a wide range of consulting, engineering and design services to federal, state and local
governments as well as  to  industrial   clients,   primarily  in  the  United
States.   While  NUS Environmental has been profitable,  Brown & Root is selling the business because it does not fit its current core business strategy. A substantial amount of consolidation has been taking place in the environmental industry and NUS Environmental's business will provide an excellent fit for some of the industry's participants. Brown & Root has engaged Dillon, Read & Co. Inc. to assist in the sale.
     Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.
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